(d) Opinion of Counsel

to the Depositary

March 17, 2006

Citibank, N.A.

Depositary Receipts Services

388 Greenwich Street

New York, NY 10013

Re: American Depositary Shares evidenced American Depositary Receipts representing One One-Thousandth of one common share, without par value, of Sumitomo Mitsui Financial Group, Inc.

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the “Registration Statement”) relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing one one-thousandth (1/1,000) of one common share, without par value, of Sumitomo Mitsui Financial Group, Inc. (the “Company”), a corporation incorporated under the laws of Japan.

I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the form of the ADR attached as Exhibit (a) to the Registration Statement, will be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. No opinion is expressed as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,

/s/ Patricia Brigantic

Director & Counsel